Exhibit 23 Exelon Corporation Form 11-K File No. 1-16169

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No.’s 333-37082 and 333-49780) of Exelon Corporation of our report dated June 14, 2013, with respect to the statements of net assets available for benefits of the Exelon Corporation Employee Savings Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2012, which appears in the December 31, 2012 annual report on Form 11-K of the Exelon Corporation Employee Savings Plan.

/s/ WASHINGTON, PITTMAN & McKEEVER, LLC

Chicago, Illinois

June 21, 2013